EXHIBIT 21.1


               Subsidiaries of Nano Superlattice Technology, Inc.


                                                  Jurisdiction of Incorporation/
Name of Subsidiary                                       Organization
------------------                                       ------------

Nano Superlattice Technology, Inc. (Taiwan)              Taiwan

Nano Superlattice Technology, Inc. (BVI)                 British Virgin Islands